Exhibit 10.5

September 24, 2019

Arthur D. Chadwick

Re:	Offer of Employment

Dear Art:

I am delighted to offer you a regular full-time position as Executive Vice President, Chief Financial Officer, reporting to me. I deeply believe we have an exceptional opportunity over the next decade to build an iconic semiconductor company that can change the world. And I know that you share this vision. I am eagerly looking forward to our future collaboration at SiTime Corporation (“SiTime” or the “Company”), a wholly owned subsidiary of MegaChips Corporation.

Your compensation will include an annual base salary of $300,000, (paid semi-monthly at a rate of $12,500), less applicable payroll deductions and all required withholdings.

You will be eligible to participate in our Exemplary Performance Bonus Plan. Under this plan, you will be eligible to receive an annual bonus of up to $100,000, to be paid out on a quarterly basis during the month following the end of each quarter; provided, that you (1) meet your pre-determined MBO objectives and goals for the applicable quarter, and (2) are an employee in good standing on the applicable payment date.

You will be eligible to participate in the Company’s long-term incentive plans as may be adopted and in effect from to time. The Company intends to implement a stock option plan following the closing of an initial public offering (IPO). Subject to the approval of the Board of Directors of SiTime and the closing of an IPO, you would be eligible for a grant of equity equal to 0.8% of outstanding shares of common stock, of which one-fourth (1⁄4) will be issued on the one year anniversary date of your start date, and one-sixteenth (1/16) each quarter thereafter. Any grant of options and RSUs would be subject the terms and conditions approved by the Board and set forth in the award agreements and applicable plan.

Please note that, as is typical with growth companies like ours, our equity program is under ongoing review and our Board will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

As the company grows and implements future compensation programs, you will be eligible to participate in these programs.

You will also be eligible for change in control severance benefits subject to approval of the Board and the terms of an approved agreement.

5451 Patrick Henry Drive, Santa Clara, California 95054 • 408.328.4400 • sitime.com

As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs. Benefits become effective on the first day of the month following date of hire. These programs will be outlined for you when you begin your employment.

Your continued employment is also contingent upon reading and signing the Proprietary Information and Invention Assignment Agreement. Please review and sign this document within your first week of employment with SiTime.

SiTime is an at-will employer and this offer of employment does not constitute a contract of employment. If employed by SiTime, your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice, at the option of either you or the company, and not for a specified duration.

This offer is contingent upon successfully passing a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify within the first three days of employment an individual’s employment eligibility in the United States. Documentation acceptable by the Immigration and Naturalization Service is listed on the attached I-9 Employment Eligibility Verification Form. To insure compliance with the Act, please bring original copies of your documentation on your first day of employment. All job offers are contingent upon successful completion of the I-9 verification process.

This offer will expire on September 27, 2019 if not accepted, signed and returned to SiTime Corporation by this date.

We are excited to offer you the challenge of contributing to SiTime’s growth. It is our sincere wish and intention that you find your experience here exciting and rewarding.

Sincerely,

/s/ Rajesh Vashist

Rajesh Vashist

CEO

I have read and accept the above offer of employment:

Accepted by:	/s/ Arthur D. Chadwick	9/26/2019
	Arthur D. Chadwick	Date

Start Date:	Sept. 30, 2019

Enclosures:	SiTime Confidential Information and Invention Assignment Agreement I-9 Employment Eligibility Verification Form

5451 Patrick Henry Drive, Santa Clara, California 95054 • 408.328.4400 • sitime.com